UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 20, 2026

ILLINOIS TOOL WORKS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4797	36-1258310
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

155 Harlem Avenue Glenview IL	60025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-724-7500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ITW	New York Stock Exchange
0.625% Euro Notes due 2027	ITW27	New York Stock Exchange
3.250% Euro Notes due 2028	ITW28	New York Stock Exchange
2.125% Euro Notes due 2030	ITW30	New York Stock Exchange
1.00% Euro Notes due 2031	ITW31	New York Stock Exchange
3.375% Euro Notes due 2032	ITW32	New York Stock Exchange
3.00% Euro Notes due 2034	ITW34	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On February 20, 2026, Illinois Tool Works Inc. (the “Company”) entered into a $3.0 billion, five-year credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Agent, Citibank, N.A. as Syndication Agent, both of which served as Joint Lead Arrangers and Joint Bookrunners, and a syndicate of lenders, that replaces the Company’s existing revolver that was scheduled to terminate on October 21, 2027. As of February 20, 2026, no amounts were outstanding under either facility.

Any borrowings denominated in U.S. Dollars will carry, at the Company’s option, either a floating rate of interest in effect from time to time, a benchmark rate which is Term SOFR fixed for one, three or six months plus the applicable margin, or a competitive bid rate of interest. Borrowings denominated in a currency other than U.S. Dollars will carry a risk-free floating rate (if available for the applicable currency) plus the applicable margin, a benchmark rate (if available for the applicable currency) or a competitive bid rate of interest. The floating rate of interest is the highest of (i) the Prime Rate, as described in the Credit Agreement, (ii) the federal funds rate plus 0.50% (if the federal funds rate is less than zero, such rate shall be deemed to be zero), and (iii) Term SOFR for one month plus 1.00% (if one-month Term SOFR is less than zero, such rate shall be deemed to be zero). The applicable margin varies between 0.625% and 1.00%, depending on the Company’s credit rating. Under the Credit Agreement, the Company will pay the same recurring fee on the unused amount of the commitments, ranging from 0.045% to 0.09%, depending on the Company’s credit rating.

The Credit Agreement includes a provision under which the Company may request an increase of the total facility up to $5.0 billion, with the grant of such request at the lenders’ discretion. The Credit Agreement also contains customary representations, warranties, and covenants, and events of default. Further, the Credit Agreement contains a financial covenant requiring the Company to maintain a minimum interest coverage ratio.

Some of the lenders named under the Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, investment banking, foreign exchange and trust services.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

On February 20, 2026, in connection with the Company’s entry into the Credit Agreement, the existing credit agreement dated October 21, 2022, as amended, by and among the Company, the lenders named therein, and JPMorgan Chase Bank, N.A., as Agent, was terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information set forth in Item 1.01 in this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Credit Agreement dated as of February 20, 2026 among Illinois Tool Works Inc., JPMorgan Chase Bank, N.A., as Agent, Citibank, N.A., as Syndication Agent, and a syndicate of Lenders

104	Cover Page Interactive Data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ILLINOIS TOOL WORKS INC.

Dated: February 20, 2026	By:	/s/ Randall J. Scheuneman
Randall J. Scheuneman
Vice President & Chief Accounting Officer